UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2010
Midwest Banc Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13735	36-3252484

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

P.O. Box 1547
Melrose Park, IL	60161

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 708-865-1053
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03:	Bankruptcy or Receivership
On August 20, 2010, Midwest Banc Holdings, Inc. (the “Company”), filed a voluntary petition in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) (Proposed Case No. 10-37319) (the “Case”). The Company continues to operate its business as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

Item 2.04:	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
The filing of the Chapter 11 Case described in Item 1.03 above constituted an event of default or otherwise triggered repayment obligations under a number of instruments and agreements relating to direct and indirect financial obligations of the Company (the “Debt Documents”). As a result of the events of default, the obligations under the Debt Documents became automatically and immediately due and payable. The Company believes that any efforts to enforce the payment obligations under these Debt Documents are stayed as a result of the filing of the Chapter 11 Case in the Bankruptcy Court. The Debt Documents and the approximate amount of debt currently outstanding thereunder, are as follows:
For Midwest Capital Trust III, the Debt Documents are (1) the indenture, dated December 19, 2003, by and between the Company as issuer and Deutsche Bank Trust Co. as trustee, with respect to Junior Subordinated Debentures, and (2) the guarantee agreement, dated as of December 19, 2003, by and between the Company as guarantor and Deutsche Bank Trust Co. as guarantee trustee. Approximately $9.7 million is currently outstanding under the indenture, all of which is unsecured.
For Midwest Capital Trust IV, the Debt Documents are (1) the indenture, dated December 19, 2003, by and between the Company as issuer and Wilmington Trust Company as trustee with respect to Floating Rate Junior Subordinated Debt Securities, and (2) the guarantee agreement, dated as of December 19, 2003, by and between the Company as guarantor and Wilmington Trust Company as guarantee trustee. Approximately $10.7 million is currently outstanding under the indenture, all of which is unsecured.
For Midwest Capital Trust V, the Debt Documents are (1) the indenture, dated June 7, 2005, by and between the Company as issuer and Wilmington Trust Company as trustee with respect to Floating Rate Junior Subordinated Deferrable Interest Debentures, and (2) the guarantee agreement, dated as of June 7, 2005, by and between the Company as guarantor and Wilmington Trust Company as guarantee trustee. Approximately $21.3 million is currently outstanding under the indenture, all of which is unsecured.
For Northwest Suburban Capital Trust I, the Debt Documents are (1) the indenture dated July 23, 2004, by and between the Company as issuer and JPMorgan Chase Bank as trustee with respect to Junior Subordinated Debt Securities, and (2) the guarantee agreement, dated as of July 23, 2004, by and between the Company as guarantor and JPMorgan Chase Bank as guarantee trustee. Approximately $10.7 million is currently outstanding under the indenture, all of which is unsecured.
For Royal Capital Trust I, the Debt Documents are (1) the indenture, dated July 23, 2004, by and between the Company and JPMorgan Chase Bank as trustee with respect to Junior Subordinated Debt Securities, and (2) the guarantee agreement, dated as of July 23, 2004, by and between the Company as guarantor and JPMorgan Chase Bank as guarantee trustee. Approximately $10.8 million is currently outstanding under the indenture, all of which is unsecured.

For debt owed to a third party lender, the Debt Document is a Junior Subordinated Debenture, dated as of March 31, 2008, by and between the Company and the lender. Approximately $15.4 million is currently outstanding under the debenture, all of which is unsecured.
As previously reported, the Company entered into a Forbearance Agreement with its lender. This agreement expired on March 31, 2010, allowing the lender to declare all amounts owed to it under the Company’s loan agreements with this lender immediately due and payable. The filing of the Chapter 11 case constituted an event of default under these Debt Documents. As a result, these obligations are immediately due and payable. Approximately $79.1 million is currently outstanding under these instruments.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MIDWEST BANC HOLDINGS, INC.
(Registrant)

/s/ Roberto R. Herencia
Roberto R. Herencia
President and Chief Financial Officer

Date: August 23, 2010

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